IM Draft
February 1, 2010

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective the 1st day of February, 2010 (the "Effective Date") by and among BIOANALYTICAL SYSTEMS, INC., a corporation organized under the laws of the State of Indiana ("BASi" or the "Company"), and Anthony S. Chilton ("Employee").

Preliminary Statements:

A.           BASi is engaged in the business of providing contract research services and manufacturing and distributing scientific instruments ("Business").

B.           Employee is experienced in the Business, and is familiar with the management and operations of the Company. The Company wishes to employ Employee on the terms and conditions contained herein.  Employee views entry into this employment as a mutually beneficial long-term investment by both the Business and by the Employee as a major career commitment.

C.           BASi and Employee entered into an Employment Agreement dated December 1, 2008 (the "Original Agreement").  This Agreement amends and restates the Original Agreement in its entirety.

In consideration of the premises and mutual covenants and agreements contained herein, the Original Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE I
TERM, COMPENSATION, AND BENEFITS

Section 1.1.   Term.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement from the Effective Date until January 31, 2013 (the "Initial Term").  The Initial Term shall be extended for successive one year periods (the "Additional Terms," and together with the Initial Term, the "Employment Period"), except that if either Employee or Company gives the other party written notice of non-renewal at least thirty (30) days before the end of the Initial Term or any Additional Term, then this Agreement shall expire at the end of its then current term.

Section 1.2.   Compensation and Benefits

Section 1.2.1  Salary.  BASi will pay Employee a base salary of $16,250.00 per month; provided, however that for the period during which Employee serves as interim President of the Company, the Employee's base salary shall be $19,105 per month.  Salary shall be paid in equal semi-monthly installments in arrears.  All amounts to be paid hereunder shall be paid in accordance with normal payroll procedures of the Company and shall be subject to all required withholdings and deductions.

Section 1.2.2  Stock Options.  On the Effective Date, the Company shall grant to the Employee options to purchase 25,000 BASi shares pursuant to the terms of the Company's Employee Stock Option Plan (the "Plan) and an Employee Stock Option Agreement to be entered into between the Company and the Employee on the date hereof.  The options shall be granted at their fair market value as of the date of grant and shall vest and become exercisable in three equal annual installments on January 31, 2011, 2012 and 2013, subject to the conditions set forth in the Plan.  Employee shall be eligible for additional grants of stock options from time to time during the Employment Period as determined by the Board of Directors or any committee thereof and as may be otherwise provided for in this Agreement.

Section 1.2.3  Bonus.  Employee will be eligible for bonus grants under bonus plans adopted by the Company at the discretion of the Compensation Committee of the Board of Directors. For the period during which the Employee serves as interim President of the Company, Employee will receive a cash bonus (the "EBITDA Bonus") in an amount equal to two percent (2%) of the consolidated earnings before interest expense, income tax expense, depreciation expense and amortization expense of the Company (before any payment or accrual related to the EBITDA Bonus) ("EBITDA") for the period during which he served as interim President.  The EBITDA Bonus shall be paid not less frequently than annually on the first regular payroll date of the Company after the Board of Directors has confirmed the amount of the Company's EBITDA and the EBITDA Bonus for the relevant period.  The Board of Directors shall make such confirmation promptly upon completion of the audited consolidated financial statements of the Company for each fiscal year.

Section 1.2.4  Expense Reimbursement.  Employee will be entitled to reimbursement for reasonable out of pocket expenses incurred by him for living quarters in the Lafayette, Indiana area and for travel to and from the Employee's residence in Alpharetta, Georgia (excluding the Thanksgiving and Christmas Holidays).  Employee will also be entitled to reimbursement of travel, entertainment and other out of pocket expenses incurred by him in the course of his employment in accordance with the Company’s standard reimbursement policies.

Section 1.2.5  Vacation Policy.  Employee will accumulate one (1) vacation day per month in accordance with policies described in the BASi Employee Handbook.  Employee will be granted an additional ten days vacation on each December 1 during the Employment Period, effectively granting employee 15 years seniority.  Employee’s compensation shall continue to be paid in full during any vacation period. Any vacation at the end of any year ending on November 30 shall carry over to the following one-year period commencing on December 1 (the "Following Year"), but shall not carry over beyond the Following Year.  Vacation time not used prior to the expiration will be banked for short-term disability as described in the BASi Employee Handbook.

Section 1.2.6  Other Benefits.  During the Employment Period, the Employee shall be entitled to participate in all employee benefit plans which are generally made available to employees of the Company, subject to the eligibility, qualification, waiting period and other terms and conditions of such plans as they shall be in effect from time to time unless listed herein as exceptions from those terms and conditions. The highlights of the benefits are as follows: group health insurance; two weeks unpaid vacation (optional); term life insurance ($100,000); long term disability insurance; and a 401K deferred tax savings incentive/profit sharing plan.  Optional participation benefits include a flexible spending account, dental, vision, and short-term disability.

Section 1.2.7  Car Allowance.  During the Employment Period, the Company shall provide Employee with an automobile allowance in the amount of $600.00 per month.  Employee shall be responsible for any and all taxes imposed on such allowance.

Section 1.2.8   Relocation Package.  Employee shall be eligible for a standard relocation package.

Section 1.2.9   Required Withholdings.  All amounts to be paid under this Agreement, including any amounts to be paid under Article IV or Article V, shall be paid in accordance with the Company's normal payroll procedures and shall be subject to all required withholdings and deductions.

ARTICLE II
DUTIES

Section 2.1.   Duties.

Section 2.1.1  Chief Operating Officer of Scientific Services.  During the Employment Period, the Employee will be the ranking Chief Operating Officer of Scientific Services of our business.  In that capacity the Employee will lead the scientific staff, be the ultimate contact with clients and scientific advisors, and have responsibility for the administration and oversight of the strategic plan to advance BASi in the area of research activities.  In addition, Employee is responsible for strengthening existing collaborations, building new partnerships, plus executing programs and initiatives to support the BASi mission statement.  Employee will be called upon to perform certain services for the Company including, without limitation, the following:

(a)           Coordinating the communication between Project Managers and BASi Senior Management;

(b)           Identifying opportunities for proposed direction of new and existing projects;

(c)           Developing and managing global full range of interactions on research related activities;

(d)           Developing and implementing strategies that support Company goals and milestones;

(e)           Supporting other management/departments by providing scientific resources advice, counsel, and decisions and analyzing information and applications;

(f)           Participating in departmental and organizational meetings to ensure that employees are informed of new initiatives;

(g)           Supporting operations and administration of Board by advising and informing Board members of issues and trends related to the sciences;

(h)           Functioning as liaison between research and operational departments at BASi with respect to scientific development and progress of individual research activities;

(i)           Ensuring BASi's compliance with current, applicable laws and developing safety/security policies to  meet Company needs and comply with state and federal laws;

(j)           Motivating, leading and teaching qualified staff to meet or exceed expectations;

(k)           Enhancing the professional image of BASi in public forums; and

(l)           Managing relationships with outside business leaders.

Section 2.1.2   Interim President.  Beginning on January 26, 2010, Employee shall also serve as the Interim President of the Company with such duties as shall be assigned to him by the Chief Executive Officer or the Board of Directors.  At any time during which the Company does not have a Chief Executive Officer, Employee, so long as he continues to be Interim President of the Company, shall have full responsibility and decision-making authority for the day-to-day operations of the Company's business, subject to the general control of the Board of Directors.  If the Company elects a person other than Employee as Chief Executive Officer, the removal of Employee from the position of Interim President without removing him as Chief Operating Officer of Scientific Services shall not constitute "good reason" for any purpose under this Agreement.

Section 2.1.3   Permanent President and Chief Executive Officer.  Employee and the Company acknowledge and agree that, following the Effective Date, the Company intends to conduct a search for a President and Chief Executive Officer.  The Company agrees that Employee will be afforded the opportunity to be one of the candidates for that position.  In the event that Employee becomes the President and Chief Executive Officer, he shall be entitled to the additional benefits and compensation set forth on Addendum B hereto.

Section 2.2.   Other Duties.  The Employee shall serve the Company by performing such other services as the Company may reasonably require to conduct the Company’s business.  The Company shall also have the absolute right and power to direct and control the Employee in carrying out duties assigned by the Company, including, but not limited to, the right (1) to review, modify and cancel all work performed, and (2) to assign specific duties to be performed, including the general means and manner by which such duties shall be performed.  Notwithstanding any other provisions of this Agreement, the Company shall not impose employment duties or constraints of any kind upon the Employee which would require the Employee to violate any ordinance, regulation, statute or other law.  The Employee shall devote his full working time, attention and energy to the performances of the duties imposed hereunder.  The Employee shall conform to such hours of work as may from time to time reasonably be required of him and shall not be entitled to receive any additional remuneration for work outside his normal hours.  The Employee will NOT be held financially, legally, or otherwise liable for any practice or action or decision made by BASi, or its predecessors or successors prior to the start date of Employee’s beginning date of employment.

ARTICLE III
CONFIDENTIALITY AND OTHER MATTERS

Section 3.1.  Confidentiality Agreement.  The Employee, prior to and during the term of employment under this Agreement, has had and will have access to and has become or will become familiar with information, whether or not originated by the Employee, which is used in or related to the Business or the business of BASi or certain subsidiaries or affiliates of BASi and is (a) proprietary to, about, or created by the Company its subsidiaries or its affiliates; (b) designated as confidential by the Company, its subsidiaries or its affiliates; or (c) not generally known to or ascertainable by proper means by the public ("Confidential Information").

Further, the Employee has had and will have access to items proprietary to the Company, its subsidiaries or its affiliates ("Proprietary Items").  "Proprietary Items" shall mean all legally-recognized rights which result from or are derived from the Employee's work product or the work product of others made for the Company, its subsidiaries or its affiliates, including all past, present and future work product made for the Company, its subsidiaries or its affiliates, or with knowledge, use or incorporation of Confidential Information, including, but not limited to works of authorship, developments, inventions, innovations, designs, discoveries, improvements, trade secrets, trademarks, applications, techniques, know-how and ideas, whether or not patentable or copyrightable, conceived or made or developed by the Employee (solely or in cooperation with others) or others during the term of this Agreement or prior to or during his tenure with the Company, or which are reasonably related to the Business or the business of BASi or certain subsidiaries or affiliates of BASi or the actual or demonstrably anticipated research and development of the Company.

The Employee agrees that any Confidential Information and Proprietary Items will be treated in full confidence and shall not be used, directly or indirectly, by him, nor shall the same be disclosed to any other firms, organizations, or persons outside of the Company's employees bound by similar agreement, during the term of this Agreement or at any time thereafter, except as required in the course of his employment with the Company.  All Confidential Information and Proprietary Items, whether prepared by the Employee or otherwise, coming into his possession, shall remain the exclusive property of the Company and shall not be permanently removed from the premises of the Company under any circumstances whatsoever, without the prior written consent of the Company.

The Employee will not be obliged to keep information confidential to the extent that the information has ceased to be confidential and has entered the public domain otherwise than due to the Employee's acts.  The provisions of this Section 3.1 shall be in addition to, and shall not affect, the Employee's common law duty of fidelity to the Company.

Section 3.2.  Disclosure and Assignment of Inventions.  Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during his employment by the Company, or within six (6) months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company (hereinafter referred to as "Inventions").  Employee hereby acknowledges that any and all of said Inventions are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee's right, title and interest in and to any and all of such Inventions.

Section 3.3.  Non-Solicitation.  The Employee agrees that during the Employee’s employment with the Company and for an additional period of the two (2) years immediately following termination of the Employee’s employment with the Company, the Employee shall not directly or indirectly, as an individual or as a director, officer, contractor, employee, consultant, partner, investor or in any other capacity with any corporation, partnership or other person or entity, other than the Company (an "Other Entity"), (i) contact or communicate any then current material customer or client of the Company in the Business, or any person or entity with which the Company is then engaged in material discussions regarding that person or entity becoming a client or customer of the Company in the Business, for the purpose of inducing any such customer or client to move its account from the Company to another company in the Business; provided, however, that nothing in this sentence shall prevent the Employee from becoming employed by or providing consulting services to any such customer or client of the Company in the Business, or (ii) solicit any other employee of the Company for employment or a consulting or other services arrangement with an Other Entity.  The restrictions of this Section 3.3 shall not be deemed to prevent the Employee from owning not more than 5% of the issued and outstanding shares of any class of securities of an issuer whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.  In the event a court of competent jurisdiction determines that the foregoing restriction is unreasonable in terms of geographic scope or otherwise then the court is hereby authorized to reduce the scope of said restriction and enforce this Section 3.3 as so reduced.  If any sentence, word or provision of this Section 3.3 shall be determined to be unenforceable, the same shall be severed herefrom and the remainder shall be enforced as if the unenforceable sentence, word or provision did not exist.  Notwithstanding any provision of this Agreement to the contrary (other than Section 4.6.1), the terms and conditions of this Section 3.3 shall survive for a period of two (2) years following termination of this Agreement or of the Employee’s employment with the Company, at which time the terms and conditions of this Section 3.3 shall terminate.

Section 3.4.  Code of Conduct.  The employee agrees to abide by all the conditions of the Company Code of Conduct and Ethics.

ARTICLE IV
TERMINATION OF EMPLOYMENT

Section 4.1.  Resignation by the Employee.  The Employee may resign from his employment with the Company at any time by providing written notice to the Company of resignation as set forth below.

Section 4.1.1  Resignation with "Good Reason".  Employee may resign at any time for "good reason," due to:

(a)           a material breach of this Agreement by the Company which continues after the Employee has given the Company thirty (30) days' written notice of such breach, or

(b)           the assignment to the Employee of duties materially inconsistent with this Agreement other than in accordance with the terms of this Agreement, and the Company has not rectified such assignment within thirty (30) days after the Employee has given the Company written notice of such breach.

A termination by the Employee for "good reason" shall entitle the Employee to the same compensation and benefits as if the Employee had been terminated by the Company without Cause.

Section 4.1.2  Resignation Without "Good Reason".  The Employee may resign from his employment with the Company at any time by providing written notice to the Company at least fourteen (14) days prior to the effective date of the resignation (the actual effective date of such resignation pursuant to any subsection of Section 4.1 being the "Resignation Date").

Section 4.1.3   Post-Resignation Undertakings.  Upon any resignation by the Employee, the Employee shall use reasonable best efforts to assist the Company in good faith to effect a smooth transition.

Section 4.2.  Termination by the Company without Cause.  At any time, the Company may, in its sole and absolute discretion, terminate the Employee's employment with the Company (the actual date of termination being referred to as the "Termination Date") without cause, by providing written notice thereof to the Employee ("Termination Notice").  Unless otherwise provided in a Termination Notice, any Termination Notice shall be effective immediately and Employee's employment shall terminate on the date of the Termination Notice or, if specified in the Termination Notice, on the Termination Date so specified.  Upon receipt by the Employee of a Termination Notice pursuant to this Section 4.2, (a) the Employee shall assist the Company in good faith to effect a smooth transition, and (b) Employee shall vacate the premises owned by the Company and used in connection with the Business as requested by the Company.

Section 4.3.  Termination by the Company With Cause.  This Agreement shall be deemed to be terminated and the employment relationship between the Employee and the Company shall be deemed severed upon written notice to the Employee by the Company after the occurrence of any of the following:

(a)           The final, non-appealable imposition of any restrictions or limitations by any governmental authority having jurisdiction over the Employee to such an extent that he cannot render the services for which he was employed.

(b)           The Employee (i) willfully and continually fails or refuses (without proper cause) to substantially perform the duties of his employment and to adhere in all material respects to the provisions of this Agreement and the written policies of the Company, which failure shall not be remedied within ten (10) business days after written notice from the Company to the Employee, or (ii) conducts himself in a fraudulent manner, or (iii) conducts himself in an unprofessional or unethical manner which in the reasonable judgment of the Board of Directors of the Company is detrimental to the Company.

(c)           The Employee willfully and continually fails or refuses to adhere to any written agreements to which the Employee and the Company or any of its affiliates are parties, which failure shall not be remedied within ten (10) business days after written notice from the Company to the Employee.

(d)           Employee is convicted of a felony or a crime involving moral turpitude or enters a plea of no contest or nolo contendere thereto.

Section 4.4.         Termination upon Employee's Death.  The Employee's employment shall be automatically terminated and the employment relationship between the Employee and the Company shall be deemed severed upon the death of the Employee during the Employment Period.

Section 4.5.        Termination upon Employee's Permanent Disability.  The Company shall may terminate Employee's employment upon fourteen (14) days notice in the event of the permanent disability of the Employee, which for the purposes of this Agreement is defined as the Employee's inability, through physical or mental illness or other cause, to perform, in the opinion of the Board, his normal duties as an employee for a period of ninety (90) days out of any one hundred twenty (120) day period during the term of this Agreement or for a period of ninety (90) consecutive days.

Section 4.6.       Consequences of Termination of Employment.

Section 4.6.1    Termination without Cause and Resignation with "Good Reason".  In the event of termination of Employee's employment without Cause pursuant to Section 4.2 or the resignation by Employee for "good reason" pursuant to Section 4.1.1, (a) the Company shall pay to Employee (i) the Employee's then current salary through the Termination Date or Resignation Date, payable to Employee no later than the Company's next regular payroll payment date following the Resignation Date or Termination Date, (ii) all vacation accrued as of the Termination Date or Resignation Date calculated in accordance with Section 1.2.5, payable to Employee no later than the Company's next regular payroll payment date following the Resignation Date or Termination Date, and (iii) all bonuses earned but not paid as of the Termination Date or Resignation Date; (b) shall pay Employee as compensation for loss of office twelve (12) months base salary at the Employee’s then current salary in equal monthly installments over the twelve month period following the Termination Date (reduced pro rata if such termination occurs during the last year of the Initial Term and based on estimated time worked pursuant to Article I), provided that such payments shall cease if the Employee becomes employed during such twelve (12) month period; and (c) the provisions of Section 3.3 shall not apply and shall be of no further force or effect.  Payment of the bonus, if any, shall be made on or before March 31 of the year following the Resignation Date or Termination Date.

Section 4.6.2  Termination for Cause and Resignation without "Good Reason".  In the event of termination of Employee's employment for Cause or the resignation by Employee without "good reason", the Company shall pay to Employee the Employee's earned but unpaid then-current base salary through the Termination Date or Resignation Date, payable to Employee no later than the Company's next regular payroll payment date following the Resignation Date or Termination Date, (b) all vacation accrued as of the Termination Date or Resignation Date calculated in accordance with Section 1.2.5, payable to Employee no later than the Company's next regular payroll payment date following the Resignation Date or Termination Date, and (c) all bonuses earned but not paid as of the Termination Date or Resignation Date.  Payment of the bonus, if any, shall be made on or before March 31 of the year following the Resignation Date or Termination Date.

Section 4.6.3  Death of Employee.  In the event of the death of Employee, the Company shall pay to Employee's executor, personal representative, administrator, or heirs, as the case may be, the Employee's earned but unpaid then-current base salary through the date of the Employee's death, payable no later than the Company's next regular payroll payment date following the death of Employee, (b) all vacation accrued as of the Termination Date calculated in accordance with Section 1.2.5, payable no later than the Company's next regular payroll payment date following the death of Employee, and (c) all bonuses earned but not paid as of the date of Employee’s death.  Payment of the bonus, if any, shall be made on or before March 31 of the year following Employee's death.

Section 4.6.4  Permanent Disability of Employee.  In the event of termination of Employee's employment as a consequence of Employee's Permanent Disability, the Company shall pay to Employee the Employee's earned but unpaid then-current base salary through the Termination Date, payable to Employee no later than the Company's next regular payroll payment date following the Termination Date, (b) all vacation accrued as of the Termination Date calculated in accordance with Section 1.2.5, payable to Employee no later than the Company's next regular payroll payment date following the Termination Date, and (c) all bonuses earned but not paid as of the Termination Date.  Payment of the bonus, if any, shall be made on or before March 31 of the year following the Termination Date.

Section 4.6.5   No Additional Compensation.  Employee shall not be entitled to other compensation as a result of the termination of his employment for any reason, except pursuant to Article V.

ARTICLE V
CHANGE IN CONTROL

The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Chief Operating Officer, Scientific Services, notwithstanding the possibility or occurrence of a Change in Control of the Company.  The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any pending, threatened or actual Change in Control and to provide the Employee with compensation and benefits arrangements upon a Change in Control which are consistent with the Employee’s significant leadership position and which are competitive.  (See Addendum A for Definition of Change in Control).

Section 5.1.  Involuntary Termination/Change in Control.  In the case of (a) involuntary termination of the Employee's employment, or (b) the occurrence of either of the events described in clauses (i) or (ii) below (such event being deemed a termination of Employee's employment for purposes of this Article V) followed by written notice from Employee to the Company or its successor that such event has occurred, in any case within one year following a Change in Control of the Company, Employee will be paid the compensation and terminal pay described in Section 5.3.

(i)           Elimination or diminution of the Employee’s position, authority, duties and responsibilities relative to the most significant of those held, exercised and assigned at any time during the six month period immediately preceding a Change in Control;

(ii)           Change in location requiring the Employee’s services to be performed at a location other than the location where the Employee was employed immediately preceding a Change in Control, other than any office which is the headquarters of the Company and is less that 35 miles from such location.

Section 5.2.   [Reserved]

Section 5.3.   Terminal Pay.  Upon the occurrence of any of the events described in Section 5.1, in addition to any amounts Employee may otherwise be entitled to receive under this Agreement, Employee shall be entitled to receive terminal pay equal to two (2) years annual base salary, to be paid to Employee by the Company in twenty-four (24) equal monthly installments.

Section 5.4.   Special Bonus.  In addition to the Terminal Pay and the other amounts described herein, the Employee will be eligible, based on performance, for any special bonus program which may be instituted by the Company in recognition of particular assignments, duties or responsibilities required during the crucial transition period leading up to, or following, the Change in Control.

ARTICLE VI
MISCELLANEOUS

Section 6.1.   Relationship between the Parties.  The relationship between the Company and the Employee shall be that of an employer and an employee, and nothing contained herein shall be construed or deemed to give the Employee any interest in any of the assets of the Company.

Section 6.2.   Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and delivered personally or sent by certified mail, addressed to the party entitled to receive said notice, at the following addresses:

If to Company:                     Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, IN  47906
Attn:  Chairman of the Board

If to Employee:                    Anthony S. Chilton
1035 Richmond Glen Circle
Alpharetta, GA  30004

or at such other address as may be specified from time to time in notices given in accordance with the provisions of this Section 6.2.

Section 6.3.   Enforceability.  Both the Company and the Employee stipulate and agree that if any portion, paragraph sentence, term or provision of this Agreement shall to any extent be declared illegal, invalid or unenforceable by a duly authorized court of competent jurisdiction, then, (a) the remainder of this Agreement or the application of such portion, paragraph, sentence, term or provision in circumstances other than those as to which it is so declared illegal, invalid or unenforceable, shall not be affected thereby, (b) this Agreement shall be construed in all respects as if the illegal, invalid or unenforceable matter had been omitted and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (c) the illegal, invalid or unenforceable portion, paragraph, sentence, term or provision shall be replaced by a legal, valid and enforceable provision which most closely reflects the intention of the parties hereto as reflected herein.

Section 6.4.   Nonwaiver.  The failure of either party hereto to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its or his rights hereunder shall not be construed as a waiver of any such provisions or as the relinquishment of any such rights.

Section 6.5.   Succession.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their heirs, personal representatives, and successor entities.  This Agreement may not be assigned by either party without prior written agreement of both parties.

Section 6.6.   Governing Law.  The laws of the State of Indiana shall govern the construction and enforceability of this Agreement, without regard to conflict of laws principles.

Section 6.7.   Entire Agreement.  This Agreement constitutes the entire Agreement between the parties as to the subject matter contained herein and all other agreements or understandings are hereby superseded and terminated.

Section 6.8.   Collective Agreements.  There are no collective agreements which directly affect the terms and conditions of the Employee's employment.

Section 6.9.   Grievance and Disciplinary Procedures.  If the Employee wishes to obtain redress of any grievance relating to his employment or if he is dissatisfied with any reprimand, suspension or other disciplinary steps taken by the Company, he shall apply in writing to the Chairman of the Board of Directors of the Company, setting out the nature and details of any such grievance or dissatisfaction.

Section 6.10.   Heading.  The headings of the sections are inserted for convenience only and do not affect the interpretation or construction of the sections.

Section 6.11.   Remedies.  Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of Sections 3.1 through 3.3 of this Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach.  Employee further acknowledges and agrees that in the event of a breach by Employee of any provision of Sections 3.1 through 3.3 of this Agreement, the Company shall be entitled, in addition to all other remedies to which the Company may be entitled under this Agreement to recover from Employee its reasonable costs including attorney's fees if the Company is the prevailing party in an action by the Company.  This Agreement is entered into by the Company for itself and in trust for each of its affiliates with the intention that each company will be entitled to enforce the terms of this Agreement directly against Employee.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Employee have executed, or caused to be executed, this Agreement as of the day and year first written above.

"COMPANY"	"EMPLOYEE"

BIOANALYTICAL SYSTEMS, INC.

By:
Richard M. Shepperd	Anthony S. Chilton
Chief Executive Officer

ADDENDUM B
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
FOR
ANTHONY S. CHILTON

If Employee becomes the President and Chief Executive Officer of the Company during the Employment Period, Employee shall be entitled to the following additional benefits effective on the dates indicated:

1.
Employee's base salary will increase to $21,188.33 per month for the portion of the Employment Period during which he serves as President and Chief Executive Officer, commencing with the month in which he is elected as President and Chief Executive Officer.

2.
On the date he is elected as the President and Chief Executive Officer, Employee will receive a grant of options to purchase 125,000 common shares of the Company at an exercise price that is equal to the fair market value of the common shares on the date of grant.  The options will vest and become exercisable in equal installments on the same dates as the options granted to Employee pursuant to Section 1.2.2.

3.
On each of the first and second anniversaries of the Effective Date, Employee will receive an additional grant of options to purchase 25,000 common shares of the Company (50,000 shares in the aggregate) at an exercise price that is equal to the fair market value of the common shares on the date of grant.  The first such grant will vest and become exercisable in two equal installments on January 31, 2012 and 2013.  The second such grant will vest and become exercisable on January 31, 2013.

4.	The EBITDA Bonus provided for in Section 1.2.3 will continue to be earned during the period Employee is the President and Chief Executive Officer.

5.	Employee shall have such additional duties as are consistent with the office of Chief Executive Officer and as are delegated to him by the Board of Directors.

6.	As promptly as practicable following his election as President and Chief Executive Officer, Employee will be elected to the Board.